Exhibit 8.2

September 13, 2022

To:	Fangdd Network Group Ltd. Room 602, Unit B4, Kexing Science Park 15 Keyuan Road, Technology Park Nanshan District, Shenzhen 518057 People’s Republic of China

Re:	the PRC Legal Opinion Regarding Certain PRC Legal Matters

Dear Sir/Madam:

We are qualified lawyers of the People’s Republic of China (the “PRC”, which, for the sole purpose of this legal opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on PRC Laws as defined below.

We have acted as the PRC legal counsel to Fangdd Network Group Ltd. (the “Company”) in connection with the Company’s proposed offering (the “Offering”) of a certain number of Class A ordinary shares, including in the form of American Depositary Shares, or ADSs, preferred shares, debt securities, warrants to purchase Class A ordinary shares, including in the form of ADSs, subscription rights and a combination of such securities, separately or as units, as set forth in the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the Offering.

As used in this opinion, (i) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (ii) “PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (iii) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (iv) the “Variable Interest Entity” or the “VIE” means Shenzhen Fangdd Network Technology Co., Ltd.; (v) the “WFOE” means Shenzhen Fangdd Information Technology Co., Ltd.; (vi) “VIE Agreements” means the documents as set forth in Annex A hereto; and (vii) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was jointly promulgated by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, which has been merged into the State Administration for Market Regulation, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

In rendering this opinion, we have examined the originals or copies of the documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by relevant PRC Authorities and appropriate representatives of the Company. In giving this opinion, we have made the following assumptions:

(a)	that the signatures, seals and chops on the documents submitted to us are genuine;

(b)	that all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to their originals and that such originals are authentic;

(c)	that all factual statements contained in the documents are truthful, accurate, complete and fair;

(d)	that any document submitted to us remains in full force and effect up to the date of this opinion and has not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action of which we are not aware after due inquiry;

(e)	that all information (including factual statements) provided to us by the Company, the WFOE and the VIE in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the WFOE and the VIE have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(f)	that all documents have been duly and validly authorized, executed and delivered by all of the parties thereto other than the PRC Group Companies and such parties to the documents have full legal right, power and authority to enter into, and have duly executed and delivered such documents;

(g)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and

(h)	that all the documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	To the best of our knowledge after due inquiry, except as disclosed in the Registration Statement, (i) the ownership structures of the VIE and the WFOE that have entered into VIE Agreements, both currently and immediately after giving effect to the Offering, do not and will not result in any violation of applicable PRC Laws; (ii) each of the VIE Agreements is valid, binding and enforceable under PRC Laws, and both currently and immediately after giving effect to the Offering, does not and will not result in any violation of applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

(2)	The M&A Rules prescribe, among other things, the procedures and formalities of merger and acquisition of a domestic enterprise in China by foreign investors by either purchasing the equities or assets of, or stock swap with, a target PRC enterprise. Following the adoption of the M&A Rules on September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles as defined under the M&A Rules.

Based on our understanding of PRC Laws, we believe that CSRC approval is not required for the Offering because the ownership structures of the WFOE and the VIE were not established through acquisition of equity interests or assets of any PRC domestic company by foreign entities as defined under the M&A Rules. However, we cannot exclude the possibility that the CSRC or other relevant PRC Authorities might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the Offering.

(3)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws, regulations and interpretations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or the public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(4)	The statements set forth in the Registration Statement under the heading “Taxation on Dividends or Distributions,” to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion on such matters.

The foregoing opinions are subject to the following qualifications:

(a)	This opinion is rendered only with respect to PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. There is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect.

(b)	This opinion is subject to the discretion of any competent PRC Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

(c)	This opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (vi) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant laws and regulations in the PRC.

(d)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is rendered to you and is intended to be used with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion. This opinion may not be used for any other purpose without our prior written consent. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Global Law Office
Global Law Office

Annex A

List of VIE Agreements

1.	Restated Business Operation Agreement entered into by WFOE, VIE and its shareholders in June 2017;

2.	Exclusive Option Agreements and their supplemental agreements entered into by WFOE, VIE and Yi Duan, Jiancheng Li, Li Zhou, Jiaorong Pan, Wentao Bai, Ying Lu respectively in March 2014 and in 2018; Exclusive Option Agreement entered into by WFOE, VIE and Xi Zeng, Wei Zhang, Jingjing Huang respectively in December 2017;

3.	Equity Interest Pledge Agreements and their supplemental agreements entered into by WFOE, VIE and Yi Duan, Jiancheng Li, Li Zhou, Jiaorong Pan, Wentao Bai, Ying Lu respectively in March 2014 and in 2018; Equity Interest Pledge Agreements entered into by WFOE, VIE and Xi Zeng, Wei Zhang, Jingjing Huang respectively in December 2017;

4.	Powers of Attorney issued by Yi Duan, Jiancheng Li, Li Zhou, Jiaorong Pan, Wentao Bai, Ying Lu, Xi Zeng, Wei Zhang and Jingjing Huang respectively in June 2017.